EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 2, 2018	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REGAINS

COMPLIANCE WITH NYSE CONTINUED LISTING STANDARD

Dover Downs Gaming & Entertainment, Inc. (NYSE:DDE) announced today that it has regained compliance with the New York Stock Exchange’s share price continued listing standard.  On January 2, 2018, the NYSE notified the Company that it had satisfied the NYSE’s standard by virtue of the fact that as of December 29, 2017, both the closing share price of the Company’s common stock and its average closing share price over the preceding 30 consecutive trading days were in compliance with the $1.00 minimum threshold required by the NYSE.  Accordingly, the Company’s common stock will continue to be traded on the NYSE.

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Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.